UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 3, 2009 (February 25, 2009)
WESTERN GAS PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-34046	26-1075808
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive office) (Zip Code)
(832) 636-6000
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b), (d) On February 25, 2009, Mr. Karl F. Kurz was replaced as a director of Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP (the “Partnership”) by Mr. Charles A. Meloy. Mr. Kurz is leaving Anadarko Petroleum Corporation, the general partner’s ultimate parent (“Anadarko”), to pursue other interests. Mr. Meloy currently serves as Anadarko’s Senior Vice President of Worldwide Operations.
(e) On February 25, 2009, Anadarko’s Board of Directors named Robert G. Gwin as Anadarko’s Senior Vice President, Finance and Chief Financial Officer, effective March 1, 2009. No changes were made to Mr. Gwin’s position at Western Gas Holdings, LLC. In connection with his appointment, the following changes were made to Mr. Gwin’s compensation at Anadarko, a portion of which will be allocable to the Partnership under the terms of the Omnibus Agreement between the Partnership and Anadarko: (i) an increase in base salary from $475,000 to $575,000; (ii) an increase in his 2009 bonus target opportunity under Anadarko’s annual incentive program from 90% of base salary to 95% of base salary; (iii) a grant of a total of 29,900 shares of restricted stock units and options to purchase 66,200 shares of Anadarko’s common stock under Anadarko’s 2008 Omnibus Incentive Compensation Plan. The restricted stock units will vest equally over three years beginning on the first anniversary of the grant. The options will have a term of seven years and will vest equally over three years beginning on the first anniversary of the grant.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTERN GAS PARTNERS, LP
	By:	Western Gas Holdings, LLC,
its general partner

Dated: March 3, 2009	By:	/s/ Amanda M. McMillian
Amanda M. McMillian
Vice President, General Counsel and Corporate Secretary